D-WAVE QUANTUM INC.
SEVERANCE POLICY

SECTION 1
PURPOSE OF THE POLICY
The Board of Directors (the “Board”) of D-Wave Quantum Inc., a Delaware corporation (the “Company”), desires to provide financial assistance to select executives upon certain terminations of employment in accordance with the terms and conditions of this D-Wave Quantum Inc. Severance Policy (this “Severance Policy”).
The Board also recognizes that the possibility of a Change in Control (as defined in Section 2.7) of the Company, and the uncertainty it could create, may result in the loss or distraction of executives of the Company to the detriment of the Company and its shareholders. The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from executives regarding the best interests of the Company and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.
Therefore, in order to fulfill the above purposes, this Severance Policy was adopted by the Board and shall become effective on the Effective Date (as defined in Section 2.17).
SECTION 2
DEFINITIONS
Unless separately defined in a Participation Agreement, certain capitalized terms used herein have the definitions given to such terms in the first place in which they are used. As used herein, the following capitalized words and phrases shall have the following respective meanings:
2.1“Affiliate” means any entity controlled by, controlling or under common control with the Company.
2.2“Annual Base Salary” means the annual base salary paid or payable to the Participant by the Company or any of the Affiliates at the rate in effect immediately prior to the Date of Termination or, if the Date of Termination is during a Change in Control Period, the rate in effect (or required to be in effect before any diminution that is a basis of the Participant’s termination for Good Reason) immediately prior to the Change in Control, or, if higher, immediately prior to the Date of Termination.
2.3“Beneficial Ownership” has the meaning set forth in Rule 13d-3 promulgated under Section 13 of the Exchange Act.
2.4“Benefit Continuation Period” means a period starting on the Date of Termination and terminating on the earliest of (a) the end of the time period specified in a Participant’s Participation Agreement applicable to a Qualifying Non-CIC Termination, (b) the date the

Participant is no longer eligible to receive COBRA coverage, and (c) the date the Participant first become eligible to receive substantially similar coverage from another employer or other source. If the Date of Termination is during a Change in Control Period, the “Benefit Continuation Period” shall mean a period starting on the Date of Termination and terminating on the earliest of (x) the end of the time period specified in a Participant’s Participation Agreement, (y) the date the Participant is no longer eligible to receive COBRA coverage, and (z) the date the Participant first become eligible to receive substantially similar coverage from another employer or other source.
2.5“Cause” means, with respect to any Participant, unless otherwise required under applicable law, such Participant’s: (i) having engaged in material misconduct in providing services to the Company or its Affiliates; (ii) having engaged in conduct that he or she knew or reasonably should have known would be materially injurious to the Company or its Affiliates; (iii) having been convicted of, or having entered a plea bargain or settlement admitting guilt for, (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or, in the course of the performance of the Participant’s service to the Company or its Affiliates, material dishonesty; (iv) unlawful use or possession of illegal drugs on the Company’s or Affiliate’s premises or while performing the Participant’s duties and responsibilities to the Company or an Affiliate; (v) commission of an act of fraud, embezzlement, or misappropriation, in each case against the Company or an Affiliate; or (vi) willful or material failure to perform duties.
2.6“CEO” means the Chief Executive Officer of the Company.
2.7“Change in Control” shall mean any of the following:
(a)the acquisition by any Person or related “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act) of Persons, or Persons acting jointly or in concert, of Beneficial Ownership (including control or direction) of 50% or more (on a fully diluted basis) of either (A) the then-outstanding Shares, including Shares issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Shares or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote in the election of Directors (the “Outstanding Company Voting Securities”), but excluding any acquisition by the Company, or by any employee benefit plan sponsored or maintained by the Company;
(b) a change in the composition of the Board such that members of the Board during any consecutive 24-month period (the “Incumbent Directors”) cease to constitute a majority of the Board. Any person becoming a Director through the appointment to the Board by a valid vote of the Incumbent Directors or nomination approved by a valid vote of the Incumbent Directors for election by stockholders shall be deemed an Incumbent Director; provided, however, that no individual becoming a Director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, shall be deemed an Incumbent Director;
(c)the approval by the stockholders of the Company of a plan of complete dissolution or liquidation of the Company; or
(i)the consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving (i) the Company or (ii) any of its Subsidiaries, but in the case of this clause (ii) only if Outstanding Company Voting Securities are issued or issuable (a

“Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company (a “Sale”), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of the entity resulting from such Business Combination or the entity that acquired all or substantially all of the business or assets of the Company in such Sale (in either case, the “Surviving Company”), or the ultimate parent entity that has Beneficial Ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by Shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale, (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination or Sale were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or Sale.
2.8“Change in Control Period” means the period commencing on, and including, the date that is ninety (90) days prior to a Change in Control and ending on, and including, the first anniversary of the closing date of such Change in Control.
2.9“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
2.10“Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.11“Committee” means the Compensation Committee of the Board.
2.12“Common Stock” means the common stock of the Company, par value of $0.0001 per share (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).
2.13“Company” means D-Wave Quantum Inc. and any successor(s) thereto or, if applicable, the ultimate parent of any such successor.
2.14“Date of Termination” means the date of receipt of a Notice of Termination from the Company or the Participant, as applicable, or any later date specified in the Notice of Termination (subject to the notice and cure periods in the definition of Good Reason). If the Participant’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Participant. If the Participant’s employment is terminated by reason of Disability, the Date of Termination shall be the date on which the Participant becomes eligible for benefits under the Company’s (or as relevant, any Affiliate’s) long-term disability plan. Notwithstanding the foregoing, in no event shall the Date of Termination of any U.S. Taxpayer Participant occur until such U.S. Taxpayer Participant experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

2.15“Director” means any member of the Company’s Board.
2.16“Disability” shall have the meaning given to such term in the Company’s (or as, relevant, any Affiliate’s) long -term disability plan applicable to the Participant.
2.17“Effective Date” means May 1, 2025.
2.18“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto. References to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successors thereto.
2.19“Good Reason” means the occurrence of any of the following events or circumstances during a Change in Control Period and without the Participant’s prior written consent:
(a)A material reduction of the Participant’s Annual Base Salary from that in effect immediately prior to the Change in Control (or if higher, that in effect at any time thereafter), other than pursuant to a general reduction in Annual Base Salary that applies on a uniform basis to all similarly situated executives of the Company or, as relevant, the Affiliate which employs the Participant;
(b)A material reduction in the Participant’s target annual cash bonus opportunity from that in effect immediately prior to the Change in Control (or, if higher, that in effect at any time thereafter);
(c)A material, adverse change in the Participant’s title, reporting relationship, authority, duties, or responsibilities from those in effect immediately prior to the Change in Control, provided that, for the avoidance of doubt, the mere conversion of the Company from being a publicly traded company to being a privately owned company shall not be considered Good Reason; or
(d)The failure of the Company to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Severance Policy with respect to the Participant.
(e)In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (a) through (d) within 90 days of the initial existence of such condition, describing in reasonable detail such condition, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the “separation from service” (within the meaning of Section 409A of the Code) of any U.S. Taxpayer Participant, or, for any Non-U.S. Participant, their termination of employment, must occur, if at all, within 30 days following the earlier of (i) the end of the Cure Period, or (ii) the date the Company provides written notice to the Participant that it does not intend to cure such condition.
2.20“Multiple” means the multiplier contained in the Participant’s Participation Agreement.

2.21“Non-U.S. Participant” means any Participant other than a U.S. Taxpayer Participant.
2.22“Notice of Termination” means a written notice delivered to the other party that (a) indicates the specific termination provision in this Severance Policy relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination which Date of Termination shall be: (i) for any U.S. Taxpayer Participant, not more than 30 days after the giving of such notice or 90 days in the case of a termination for Good Reason; or (ii) for any Non-U.S. Participant, no later than the expiry of their contractual notice period. Any termination by the Company for Cause or by the Participant for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10.6 of this Severance Policy. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s respective rights hereunder. For the avoidance of doubt, any notice served under this Severance Policy will not affect the Company’s or any Affiliate’s ability to exercise any of its rights in relation to termination or notice under the relevant Participant’s contract of employment.
2.23“Participant” means the CEO and such other executive selected by the Severance Policy Administrator, and in each case, that (a) receives a Participation Agreement from the Company and (b) executes and returns such Participation Agreement to the Company in accordance with the terms of the Participation Agreement.
2.24“Participation Agreement” means the latest participation agreement delivered by the Company to a Participant regarding his or her participation in the Severance Policy.
2.25“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares of the Company.
2.26“Qualifying CIC Termination” means any termination of a Participant’s employment, during a Change in Control Period (a) by the Participant for Good Reason or (b) by the Company or as relevant any Affiliate other than for Cause, death, or Disability.
2.27“Qualifying Non-CIC Termination” means any termination of a Participant’s employment by the Company or as relevant any Affiliate other than for Cause, death, or Disability, and such termination is not a Qualifying CIC Termination.
2.28“Salary Continuation Period” means the period specified in the Participant’s Participation Agreement.
2.29“Share” means a share of Common Stock, par value of $0.0001 per share
2.30“Target Annual Bonus” means the Participant’s target annual cash bonus in effect immediately prior to the Date of Termination or if the Date of Termination is during a Change in Control Period, the Participant’s target annual cash bonus in effect (or required to be in effect before any diminution that is a basis of the Participant’s termination for Good Reason)

immediately prior to the Change in Control, or, if higher, immediately prior to the Date of Termination.
2.31“Severance Policy” means this D-Wave Quantum Inc. Severance Policy.
2.32“Subsidiary” means (i) any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company and (ii) any other entity which the Committee determines should be treated as a “Subsidiary.”
2.33“U.S. Taxpayer Participant” means any Participant whose compensation income is subject to taxation in the United States of America.
SECTION 3
SEPARATION BENEFITS
3.1Qualifying Non-CIC Termination. If a Participant experiences a Qualifying Non-CIC Termination, except as otherwise set forth in a Participant's Participation Agreement, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below, subject to Section 9 and subject to (other than in the case of the Accrued Obligations and Other Benefits) the Participant’s execution of a general release of claims and settlement agreement (in the form delivered to the Participant by the Company or as relevant Affiliate after the Date of Termination) (the “Release Agreement”) and such Release Agreement becoming effective and irrevocable in accordance with its terms no later than the sixtieth (60) day following the Date of Termination as well as Participant’s return of all property of the Company and its Affiliates including any laptops or other electronic devices (with the data intact) within 5 days of the Date of Termination:
(a)a lump sum payment in cash payable within 30 days following the Date of Termination, equal to the sum of (i) the Participant’s accrued but unpaid Annual Base Salary through the Date of Termination, (ii) any annual incentive payment earned by the Participant for a performance period that was completed prior to the Date of Termination where such payment remains due and outstanding, and (iii) subject to any expense policy in force from time to time, any business expenses incurred by the Participant that are unreimbursed as of the Date of Termination, in each case, to the extent not theretofore paid (the sum of the amounts described in the foregoing clauses (i), (ii), and (iii) shall be hereinafter referred to as the “Accrued Obligations”);
(b)a lump sum payment payable in cash no later than 70 days following the Date of Termination equal to the product of (i) the Target Annual Bonus for the fiscal year in which the Date of Termination occurs and (ii) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs from the first day of such fiscal year to and including the Date of Termination, and the denominator of which is the total number of days in such fiscal year (the “Prorated Bonus”);
(c)continuation of Annual Base Salary for the Salary Continuation Period paid to the Participant ratably over the Salary Continuation Period in accordance with the Company’s (or as relevant Affiliate’s) regularly scheduled payroll dates, provided that the first installment shall begin on the first normal payroll date of the Company (or as relevant Affiliate) following the 70th day after the Date of Termination and shall include a catch-up payment to cover amounts retroactive to the date immediately following the Date of Termination;

(d)provided that the Participant timely and properly elects health continuation coverage under COBRA and otherwise remains eligible for such COBRA coverage, the Company will reimburse the Participant, for the Benefit Continuation Period, 100% of COBRA premium that the Participant pays for the Participant and the Participant’s dependents (who were covered by such healthcare benefit coverage immediately prior to the Date of Termination), with such reimbursement paid on the 15th day of the month immediately following the month in which the Participant timely remits the COBRA premium payment (the “Healthcare Benefit”); and
(e)to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy, or practice or contract or agreement of the Company and the Affiliated Entities, including amounts credited to the Participant’s account under any deferred compensation plan, payable pursuant to the terms of such plan, program, policy, or practice (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
3.2Qualifying CIC Termination. If a Participant experiences a Qualifying CIC Termination, except as otherwise set forth in a Participant's Participation Agreement, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below, subject to Section 9 and subject to (other than in the case of the Accrued Obligations and Other Benefits) the Participant’s execution of a Release Agreement (provided that such Release Agreement shall not contain any new or additional restrictive covenants) and such Release Agreement becoming effective and irrevocable in accordance with its terms no later than the seventieth (70) day following the Date of Termination and the Participant’s return of all property of the Company and its Affiliates including any laptops or other electronic devices (with the data intact) within 5 days of the Date of Termination:
(a)a lump sum payment in cash payable within 30 days following the Date of Termination equal to the Accrued Obligations;
(b)a lump sum payment in cash payable within 70 days of the Date of Termination equal to the product of (1) the Multiple and (2) the sum of (A) the Participant’s Annual Base Salary and (B) the Target Annual Bonus;
(c)the Healthcare Benefits;
(d)notwithstanding anything contrary in any award agreement between the Participant and the Company, granted pursuant to the DWSI Holdings Inc. 2020 Equity Incentive Plan or the D-Wave Quantum Inc. 2022 Equity Incentive Plan (as applicable and as may be amended from time to time), (x) any time-based vesting under such award agreement shall be deemed 100% vested on the Date of Termination and (y) any performance-based vesting (if any) shall vest in accordance with the performance-based vesting conditions in the applicable award agreement (notwithstanding any continued employment requirements); and
(e)Other Benefits payable pursuant to the terms of such plan, program, policy or practice or contract or agreement.
(f)For U.S. Taxpayer Participant, notwithstanding the foregoing, with respect to any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, if the Change in Control does not constitute an event described in Section 409A(a)(2)(v) of the Code and the regulations thereunder, then solely to the extent necessary to avoid the application of additional taxes and penalties on such payment or benefit under Section 409A of the Code, such payment or benefit shall be paid or provided on the same schedule that would have applied to such payment or benefit in connection with a Qualifying Non-CIC Termination.
SECTION 4
GOLDEN PARACHUTE EXCISE TAX
4.1The provisions of this Section 4 shall apply to U.S. Taxpayer Participants only.
4.2If a Participant has a Qualifying CIC Termination, anything in this Severance Policy to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Severance Policy (the “Severance Policy Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Severance Policy Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Severance Policy Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Severance Policy Payments were so reduced, the Participant shall receive all Severance Policy Payments to which the Participant is entitled hereunder.
4.3If the Accounting Firm determines that aggregate Severance Policy Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Severance Policy Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Severance Policy (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Severance Policy Payments and benefits that have a Parachute Value in each case, beginning with payments or benefits that do not constitute non-qualified deferred compensation and reducing payments or benefits in reverse chronological order beginning with those that are to be paid or provided the farthest in time from the Date of Termination, based on the Accounting Firm’s determination. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.
4.4To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

4.5The following terms shall have the following meanings for purposes of this Section 4:
(a)“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder, which firm shall not, without the Participant’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.
(b)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s).
(c)“Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(d)“Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid, payable or provided pursuant to this Severance Policy or otherwise.
(e)“Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that the Participant can receive without any Payments being subject to the Excise Tax.
4.6The provisions of this Section 4 shall survive the termination of this Severance Policy.
SECTION 5
NONDUPLICATION; LEGAL FEES; NON-EXCLUSIVITY OF RIGHTS
5.1Nonduplication. The amount of any payment under Section 3.1(c) and 3.2(b) of this Severance Policy will be offset and reduced (but not below zero) by the full amount and/or value of any severance benefits, compensation, and benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities, or similar benefits that the Participant may separately be entitled to receive from the Company or any Affiliate based on any employment agreement, restrictive covenant agreement, or other contractual obligation (whether individual or union/works council) or statutory scheme. If a U.S. Taxpayer Participant’s employment is terminated because of a plant shut-down or mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988 or similar state law (collectively, “WARN”) applies, then the amount of the severance payment under Section 3.1(c) and 3.2(b) of this Severance Policy to which the Participant is entitled shall be reduced, dollar for dollar, by the amount of any pay provided to the Participant in lieu of the notice required by

WARN, and the Benefits Continuation Period shall be reduced for any period of benefits continuation or pay in lieu thereof provided to Participant due to the application of WARN.
SECTION 6
AMENDMENT AND TERMINATION
The Severance Policy may be amended or terminated by resolution adopted by the Committee; provided, however, that, this Severance Policy may not be terminated or amended in any manner that would result in a reduction of the payments or benefits available to Participants unless the Participants consent to such amendment or termination; provided, further, that following a Change in Control, this Severance Policy shall continue in full force and effect and shall not terminate, expire or be amended until after all Participants who become entitled to any payments or benefits hereunder in connection with a Qualifying CIC Termination shall have received such payments and benefits in full pursuant to Section 3.
SECTION 7
POLICY ADMINISTRATION
7.1General. The Committee is responsible for the general administration and management of this Severance Policy (the committee acting in such capacity, the “Severance Policy Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Severance Policy and to determine all questions relating to eligibility for benefits under this Severance Policy, to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Severance Policy. Following a Change in Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Severance Policy Administrator or characterization of any such decision by the Severance Policy Administrator as final or binding on any party.
7.2Not Subject to ERISA. This Severance Policy does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, if it is determined that this Severance Policy is subject to ERISA, (i) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (ii) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans.
7.3Indemnification. To the extent permitted by law, the Company shall indemnify the Severance Policy Administrator from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Severance Policy.
7.4Claims Procedures.
(a)Initial Claims. A Participant who believes that they are eligible for a payment under the Policy that has not been received may submit a written claim for benefits to the Policy within 60 days after the Participant’s Date of Termination. Claims should be addressed and sent to:

Certified mail:

D-Wave Quantum Inc.
2650 East Bayshore Road
Palo Alto, California 94303
Attention: Compensation Committee, Severance Policy Administrator

Or via e-mail: legal@dwavesys.com
If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Severance Policy Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:
(i)the specific reason or reasons for the denial of the Participant’s claim;
(ii)references to the specific Severance Policy provisions on which the denial of the Participant’s claim was based;
(iii)a description of any additional information or material required by the Severance Policy Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(iv)a description of the Severance Policy’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
(b)Appeal of Denied Claims. If the Participant’s claim is denied and the Participant wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:
(i)Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Severance Policy Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.
(ii)The Participant has the right to submit in writing to the Severance Policy Administrator any comments, documents, records or other information relating to the Participant’s claim for benefits.

(iii)The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records, and other information that is relevant to the Participant’s claim for benefits.
(iv)The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to the Participant’s claim, without regard to whether such information was submitted or considered in the initial denial of the claim.
(c)Administrator’s Response to Appeal. The Severance Policy Administrator will provide the Participant with written notice of its decision within 60 days after the Severance Policy Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Severance Policy Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:
(i)the specific reason or reasons for the denial of the Participant’s claim;
(ii)reference to the specific Severance Policy provisions on which the denial of the Participant’s claim is based;
(iii)a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Severance Policy and all documents, records, and other information relevant to their claim for benefits; and
(iv)a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.
(d)Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Severance Policy. As to such claims and disputes:
(i)no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Severance Policy under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(ii)in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
(e)Arbitration. Subject to this Section 7.4, any dispute, controversy or claim arising out of or related to the Severance Policy shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association (“AAA”) in accordance with the Federal Arbitration Act (the “FAA”), and under AAA’s Employment Arbitration Rules and Mediation Procedures (the

“Rules”) then in effect, and conducted in Palo Alto, California by a single neutral arbitrator selected in accordance with the Rules, who must be an attorney or judge (whether retired, senior status, or active) with at least fifteen (15) years of experience representing employers or employees in labor and employment matters. A copy of the Rules is available at https://www.adr.org/Rules. The costs of arbitration shall be borne by the Parties in accordance with the then current Rules. Any arbitral award determination shall be final and binding.
(f)Attorney’s Fees. The Company and each Participant shall bear their own attorneys’ fees incurred in connection with any disputes between them.

SECTION 8
SUCCESSORS; ASSIGNMENT
8.1Successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Severance Policy. As used in this Severance Policy, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Severance Policy by operation of law, written agreement or otherwise.
8.2Assignment of Rights. It is a condition of this Severance Policy, and all rights of each person eligible to receive benefits under this Severance Policy shall be subject hereto, that no right or interest of any such person in this Severance Policy shall be assignable or transferable in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support, or qualified domestic relations order.
SECTION 9
SECTION 409A OF THE CODE
9.1The provisions of this Section 9 shall apply to U.S. Taxpayer Participants only.
9.2General. The obligations under this Severance Policy are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Severance Policy shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Severance Policy may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Severance Policy.
9.3Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Severance Policy, all reimbursements and in-kind benefits provided under this Severance Policy that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including without limitation, where applicable, the requirement that (i) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the 20th anniversary of the date of the Participant's separation from service); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; provided that the Participant shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
9.4Delay of Payments. Notwithstanding any other provision of this Severance Policy to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Agreement during the six-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant with Interest (based on the rate in effect for the month in which the Participant’s separation from service occurs) on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of such Participant’s death.
SECTION 10
MISCELLANEOUS
10.1Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
10.2Withholding. The Company may withhold from any amount payable or benefit provided under this Severance Policy such federal, state, local, foreign, and other taxes and/ or social security payments as are required to be withheld pursuant to any applicable law or regulation.
10.3Gender and Plurals. Wherever used in this Severance Policy document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.
10.4Severance Policy Controls. In the event of any inconsistency between this Severance Policy and any other communication regarding this Severance Policy, this Severance

Policy document controls. The captions in this Severance Policy are not part of the provisions hereof and shall have no force or effect.
10.5Not an Employment Contract. Neither this Severance Policy nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company or any Affiliate.
10.6Notices.
(a)Any notice required to be delivered to the Company by a Participant hereunder shall be properly delivered to the Company when personally delivered to, or actually received through the U.S. mail or electronic mail (e-mail) (so long as confirmation of receipt of e-mail is requested or received) by:
D-Wave Quantum Inc.
2650 East Bayshore Road
Palo Alto, California 94303
Attention: General Counsel
E-mail: legal@dwavesys.com
(b)Any notice required to be delivered to the Participant by the Company hereunder shall be properly delivered to the Participant when the Company delivers such notice by e-mail (so long as confirmation of receipt of e-mail is requested or received), personally or by placing said notice in the U.S. mail registered or certified mail, return receipt requested, postage prepaid to that person’s last known address as reflected on the books and records of the Company.
10.7Severability. If any provision of this Severance Policy is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Severance Policy, and this Severance Policy shall be construed and enforced as if such provision had not been included in this Severance Policy.